Exhibit 99.1

NMT Medical Reports Preliminary Full Year 2009 Revenues of Approximately $13.2 Million

Company Ends Year with Approximately $8.9 Million in Cash and Cash Equivalents

BOSTON--(BUSINESS WIRE)--February 10, 2010--NMT Medical, Inc. (NASDAQ: NMTI) today announced that it expects to report full year 2009 revenues of approximately $13.2 million – within the Company’s previously-announced guidance range of $13 million to $14 million. For the fourth quarter of 2009, NMT expects to report revenues of approximately $3.6 million compared with $3.0 million in the third quarter of 2009 and $4.4 million in the year-ago quarter.

NMT also expects to report a year-end balance of cash and cash equivalents of approximately $8.9 million. As previously reported, NMT reached a settlement during the fourth quarter in its patent infringement lawsuit with W.L. Gore & Associates, resulting in a $2.75 million cash payment to NMT.

“Our pivotal patent foramen ovale (PFO)/stroke and transient ischemic attack (TIA) trial in the United States, CLOSURE I, remains our top priority,” said President and Chief Executive Officer Frank Martin. “As previously announced, data analysis for the trial is expected to be initiated in April 2010. We believe that commencing the data review at that time will allow us to submit a Pre-Market Approval (PMA) application during the third quarter of 2010, assuming a positive outcome.”

The preliminary financial information presented in this news release reflects the extent of NMT’s most current understanding of its financial results. The financial information provided in this news release has not yet been reviewed by NMT’s independent registered public accounting firm and is subject to that review and change before filing of the Company’s Form 10-K. Detailed results will be provided in the Company’s fourth-quarter and year-end financial results press release currently planned for the week of March 22, 2010.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating the potential connection between a common heart defect that allows a right-to-left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, transient ischemic attacks (TIAs) and migraine headaches. A common right-to-left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 31,000 PFOs have been treated globally with NMT's minimally invasive, catheter-based implant technology.

Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, including those relating to the Company’s expected revenue and cash positions, and the timing and outcome of statistical analysis relating to CLOSURE I, involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading “Risk Factors” included in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, and subsequent filings with the U.S. Securities and Exchange Commission.

CONTACT:
NMT Medical, Inc.
Richard E. Davis, 617-737-0930
Chief Operating Officer
red@nmtmedical.com